UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2026

BLUEJAY DIAGNOSTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

delaware	001-41031	47-3552922
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

360 Massachusetts Avenue, Suite 203

Acton, MA 01720

(Address of principal executive offices and zip code)

(844) 327-7078

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BJDX	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2026, Bluejay Diagnostics, Inc. (the “Company”) entered into a Distribution, Co-Marketing & Strategic Partnership Agreement (the “Distribution Agreement”) with Lovell Government Services, Inc. (“Lovell”), a Service-Disabled Veteran-Owned Small Business (“SDVOSB”) specializing in federal healthcare distribution. The Distribution Agreement establishes the terms under which Lovell will serve as a distributor of the Company’s medical diagnostic products to federal, state, and local government customers in the U.S. following applicable U.S. Food and Drug Administration (“FDA”) clearance or other required regulatory authorization.

Under the Distribution Agreement, the Company has granted Lovell (a) a non-exclusive right to list and resell the Company’s products on open-market (non-set-aside) federal, state, and local government procurements in the U.S., and (b) a sole and exclusive right to distribute the Company’s products for all federal procurement opportunities requiring or favoring SDVOSB set-aside status, including procurements by the U.S. Department of Veterans Affairs (“VA”), Department of Defense (“DoD”), and Indian Health Service (“IHS”), whether conducted through VA Federal Supply Schedule, GSA Advantage, GSA Multiple Award Schedule, ECAT, DAPA, or any successor contract vehicles. During the term of the Distribution Agreement, the Company may not appoint, authorize, or permit any other set-aside distributor to list, market, bid on, or resell the Company’s products within the exclusive set-aside territory.

Product pricing is subject to change by the Company upon written notice, provided that all prices listed on Lovell’s federal contract catalogs remain fixed for a minimum of twelve months from the original catalog listing date. The Company must provide Lovell at least ninety days’ advance written notice of any proposed price increase to allow for federal contracting authority review, and the Company may submit up to two price increase requests per calendar year. Lovell is required to remit full payment to the Company within three business days after receipt of payment from the applicable federal government customer for the corresponding order, or within thirty days following Lovell’s receipt of a valid invoice, whichever is later. Any undisputed amount not paid when due accrues interest at the lesser of 18% per annum or the maximum rate permitted by applicable law.

In connection with the Distribution Agreement, the Company paid a one-time discounted establishment fee of $5,500 for multi-contract vehicle setup. Lovell is entitled to an approximate fifteen percent distribution fee on gross sales made through its federal catalogs, which amount is added to the Company’s cost of goods sold and does not reduce the Company’s profit margin. In addition, a two percent fee on gross sales is allocated for sales made through Lovell’s catalogs listed with DAPA prime vendors.

The Distribution Agreement provides for a co-marketing and strategic partnership under which the parties will collaborate in good faith to develop awareness of the Company’s products and technology among U.S. federal healthcare stakeholders, including the VA, DoD, Defense Health Agency, and IHS, following applicable FDA clearance or other required regulatory authorization. Activities under the co-marketing arrangement may include joint marketing plans, conferences, educational initiatives, product demonstrations, and digital campaigns.

The Distribution Agreement has an initial term of two years and automatically renews for successive one-year terms unless either party provides at least ninety days’ advance written notice of non-renewal prior to the end of the then-current term. Either party may terminate the Distribution Agreement immediately if the other party (i) is suspended, excluded, or sanctioned under a state or federal healthcare program or convicted of certain criminal offenses, (ii) is subject to bankruptcy proceedings, (iii) has a final, non-appealable judgment entered against it in excess of $100,000 that materially impairs its ability to perform, or (iv) permanently discontinues its operations. Either party may also terminate the Distribution Agreement if the other party is in default of any obligation and fails to cure such default within thirty days after receiving written notice of such default.

The foregoing description of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 8, 2026, the Company issued a press release in connection with the matters discussed herein under item 1.01. A copy of that press release is furnished with this report as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be “filed” for the purpose of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Distribution, Co-Marketing & Strategic Partnership Agreement dated September 1, 2026, between Bluejay Diagnostics, Inc. and Lovell Government Services, Inc.
99.1	Press Release, dated September 8, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Bluejay Diagnostics, Inc.

By:	/s/ Neil Dey
Neil Dey
President and Chief Executive Officer

Date: September 8, 2026

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